Exhibit 11.1

SUPERCOM LTD.

corporate CODE OF CONDUCT and ethics

This Corporate Code of Conduct and Ethics, referred to as the “Code,” is intended to provide our associates, as defined below, with a clear understanding of the principles of business conduct and ethics that are expected of them and to ensure:
•	the ethical handling of conflicts of interest between personal and professional relationships;
•
full, fair, accurate, timely and understandable disclosure in the reports required to be filed by the company with the Securities and Exchange Commission and in other public communications made by the company; and

•	compliance with applicable governmental laws, rules and regulations.
The standards set forth in the Code apply to us all. Every associate of the company has to comply with the Code as a condition of his or her relationship with the company. The term “associate” means every full and part-time employee of the company and its subsidiaries, all members of the company’s senior management, including the company’s Chief Executive Officer and Chief Financial Officer, and every member of the company’s Board of Directors, even if such member is not employed by the company.

It is our responsibility to conduct ourselves in an ethical business manner and also to ensure that others do the same. If any one of us violates these standards, he or she can expect a disciplinary response, up to and including termination of any employment or other relationship with the company, and possibly other legal action. If any breach of the Code is known to you, you are encouraged to report it to the Corporate Compliance Officer. By doing so, we ensure that the good faith efforts of all of us to comply with the Code are not undermined.

The Chief Financial Officer is designated by the Board and can be nominated and changed with a Board resolution. The Board has designated the Chief Financial Officer the Corporate Compliance Officer.

The standards set forth in this Code are guidelines that should govern our conduct at all times. If you are confronted with situations not covered by this Code, or have questions regarding the matters that are addressed in the Code, you are urged to consult with the Corporate Compliance Officer.

The provisions of the Code regarding the actions the company will take are guidelines which the company intends to follow. There may be circumstances, however, that in the company’s judgment require different measures or actions and in such cases it may act accordingly while still attempting to fulfill the principles underlying this Code

I     CONFLICTS OF INTEREST
Associates should avoid any situation that may involve, or even appear to involve, a conflict between their personal interests and the interests of the company. In dealings with current or potential customers, suppliers, contractors, and competitors, each associate should act in the best interests of the company to the exclusion of personal advantage. Associates and their immediate family members are prohibited from any of the following activities which could represent an actual or perceived conflict of interest:
•	Having a significant financial interest in, or obligation to any outside enterprise which does or seeks to do business with the company or which is an actual or potential competitor of the company.
•
Serving as a director, officer or in any other management or consulting capacity for any actual or potential competitor of the company or engaging in activities that are directly competitive with those in which the company is engaged.

•
Conducting a significant amount of business on the company’s behalf with an outside enterprise which does or seeks to do business with the company if an immediate family member of the associate is a principal, officer or employee of such enterprise.

•	Using any company property or information or his or her position at the company for his or her personal gain or diverting a business opportunity from the company for personal benefit.
•
Receiving any loan or advance from the company, or be the beneficiary of a guarantee by the company of a loan or advance from a third party, except for customary advances or corporate credit in the ordinary course of business or approved by the Audit Committee and the Corporate Compliance Officer.

•
In addition, the Audit Committee of the Board will review and approve all related-party transactions, as required by the Securities and Exchange Commission, any exchange or market upon which the Company’s securities are listed or quoted, or any other regulatory body to which the company is subject.

II     FULL AND FAIR DISCLOSURE

Because the integrity of the company’s external reports to shareholders and authorities such as the Securities and Exchange Commission depends on the integrity of the company’s internal reports and record-keeping, all associates must adhere to the highest standards of care with respect to our internal records and reporting. The company is committed to full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by it with authorities such as the Securities and Exchange Commission, and it expects each associate to work diligently towards that goal.

A     Accurate Records and Reporting

Under law, the company is required to keep books, records and accounts that accurately and fairly reflect all transactions, dispositions of assets and other events that are the subject of specific regulatory record keeping requirements, including generally accepted accounting principles and other applicable rules, regulations and criteria for preparing financial statements and for preparing periodic reports filed with authorities such as the Securities and Exchange Commission. All company reports, accounting records, sales reports, expense accounts, invoices, purchase orders, and other documents must accurately and clearly represent the relevant facts and the true nature of transactions. Reports and other documents should state all material facts of a transaction and not omit any information that would be relevant in interpreting such report or document. Under no circumstance may there be any unrecorded liability or fund of the company, regardless of the purposes for which the liability or fund may have been intended, or any improper or inaccurate entry knowingly made on the books or records of the company. No payment on behalf of the company may be approved or made with the intention, understanding or awareness that any part of the payment is to be used for any purpose other than that described by the documentation supporting the payment. In addition, intentional accounting misclassifications (e.g., expense versus capital) and improper acceleration or deferral of expenses or revenues are unacceptable reporting practices that are expressly prohibited.

The company has developed and maintains a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management’s authorization, are properly recorded and posted, and are in compliance with regulatory requirements. The system of internal controls within the company includes written policies and procedures, budgetary controls, supervisory review and monitoring, and various other checks and balances, and safeguards such as password protection to access certain computer systems. The company has also developed and maintains a set of disclosure controls and procedures to ensure that all of the information required to be disclosed by the company in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission’s rules and forms. Associates are expected to be familiar with, and to adhere strictly to, these internal controls and disclosure controls and procedures.

B     Document Retention

Applicable laws and regulations require the proper retention of many categories of records and documents that are commonly maintained by companies. In consideration of those legal requirements and the company’s business needs, all associates must maintain records in accordance with the legal requirements.
In addition, any record, in paper or electronic format, relevant to a threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit may not be discarded, concealed, falsified, altered, or otherwise made unavailable, once an associate has become aware of the existence of such threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit. Associates must handle such records in accordance with the legal requirements.
When in doubt regarding retention of any record, an associate must not discard or alter the record in question and should seek guidance from the Corporate Compliance Officer.

III	FAIR DEALING WITH CUSTOMERS, SUPPLIERS, COMPETITORS, AND ASSOCIATES

The company does not seek to gain any advantage through the improper use of favors or other inducements. Good judgment and moderation must be exercised to avoid misinterpretation and adverse effect on the reputation of the company or its associates. Offering, giving, soliciting or receiving any form of bribe to or from an employee of a customer or supplier to influence that employee’s conduct is strictly prohibited.

A.     Giving Gifts

Cash or cash-equivalent gifts must not be given by an associate to any person or enterprise. Gifts, favors and entertainment may be given to non-governmental employees if what is given:
• is consistent with customary business practice;
• is not excessive in value and cannot be construed as a bribe or pay-off;
• is not in violation of applicable law or ethical standards; and
• will not embarrass the company or the associate if publicly disclosed.

See also subsection E below for considerations relating to gifts to foreign officials and Section IV. B below for considerations relating to gifts to government employees.

B.     Receiving Gifts

Gifts, favors, entertainment or other inducements may not be accepted by associates or members of their immediate families from any person or organization that does or seeks to do business with, or is a competitor of, the company, except as common courtesies usually associated with customary business practices. If the gift is of more than token value, the Corporate Compliance Officer must approve its acceptance. An especially strict standard applies when suppliers are involved. If a gift unduly influences or makes an associate feel obligated to “pay back” the other party with business, receipt of the gift is unacceptable. It is never acceptable to accept a gift in cash or cash equivalent.

C.     Unfair Competition

Applicable laws and regulations dictate what can and what cannot be done in a competitive environment. The following practices can lead to liability for “unfair competition” and should be avoided. They are violations of the Code.

Disparagement of Competitors. It is not illegal to point out weaknesses in a competitor’s service, product or operation; however, associates may not spread false rumors about competitors or make misrepresentations about their businesses. For example, an associate may not pass on anecdotal or unverified stories about a competitor’s products or services as the absolute truth (e.g., the statement that “our competitors’ diagnostic testing procedures have poor quality control”).

Disrupting a Competitor’s Business. This includes bribing a competitor’s employees, posing as prospective customers or using deceptive practices such as enticing away employees in order to obtain secrets or destroy a competitor’s organization. For example, it is not a valid form of “market research” to visit a competitor’s place of business posing as a customer.

Misrepresentations of Price and Product. Lies or misrepresentations about the nature, quality or character of the company’s services and products are both illegal and contrary to company policy. An associate may only describe our services and products based on their documented specifications, not based on anecdote or his or her belief that our specifications are too conservative.

D.     Antitrust Concerns

The company is subject to antitrust laws and regulations in the jurisdictions where it does business that are intended to ensure that competition is the primary regulator of business activity. These laws and regulations prohibit many kinds of formal or informal understandings, agreements, and plans which involve prices, territories, market share or customers to be served. As a result, every corporate decision that involves customers, competitors, and business planning with respect to output, sales and pricing raises antitrust issues. Compliance with applicable antitrust laws is in the public interest, in the interest of the business community at large, and in our company’s interest.

Failing to recognize antitrust risk is costly. Antitrust litigation can be very expensive and time-consuming. Moreover, violations of the antitrust laws can, among other things, subject you and the company to the imposition of injunctions, treble damages, and heavy fines. Criminal penalties may also be imposed, and individual employees can receive heavy fines or even be imprisoned. For this reason, antitrust compliance should be taken seriously at all levels within the company.

E.     Unfair Practices in International Business

Applicable laws and regulations prohibit associates from making certain gifts to foreign officials. “Foreign officials” may include not only persons acting in an official capacity on behalf of a foreign government, agency, department or instrumentality, but also representatives of international organizations, foreign political parties and candidates for foreign public office. A gift may be prohibited if it is made for the purpose of:

• Influencing any act or decision of a foreign official in his official capacity;

• Inducing a foreign official to do or omit to do any act in violation of his lawful duty;

•  Inducing a foreign official to use his position to affect any decision of the government; or

• Inducing a foreign official to secure any improper advantage.

A gift is still prohibited even when paid through an intermediary. Any associate who has any questions as to whether a particular gift might be prohibited, please contact the Corporate Compliance Officer.

IV.    GOVERNMENT RELATIONS

Associates must adhere to the highest standards of ethical conduct in all relationships with government employees and must not improperly attempt to influence the actions of any public official.
A.    Government Procurement

Many national and local governments have adopted comprehensive laws and regulations governing their purchases of products from private contractors. These laws and regulations are intended to assure that governmental entities receive pricing, terms, and conditions equivalent to those granted to the company’s most favored commercial customers and that there is full and open competition in contracting. When selling products or services to government procurement agencies, the company is accountable for complying with all applicable procurement laws, regulations, and requirements. Certifications to, and contracts with, government agencies are to be signed by a company associate authorized by the Managing Board to sign such documents, based upon knowledge that all requirements have been fully satisfied.

B.    Payments to Officials

Payments or gifts shall not be made directly or indirectly to any government official or associate if the gift or payment is illegal under the laws of the country having jurisdiction over the transaction, or if it is for the purpose of influencing or inducing the recipient to do, or omit to do, any act in violation of his or her lawful duty. Under no circumstances should gifts be given to employees of the United States Government.

C.	Political Contributions

Company funds, property or services may not be contributed to any political party or committee, or to any candidate for or holder of any office of any government. This policy does not preclude, where lawful, company expenditures to support or oppose public referendum or separate ballot issues, or, where lawful and when reviewed and approved in advance by the Corporate Compliance Officer, the formation and operation of a political action committee.

V.    COMPLIANCE WITH LAWS, RULES AND REGULATIONS

A.	Insider Trading Policy

The company expressly forbids any associate from trading on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every associate of the company and extends to activities both within and outside their duties to the company, including trading for a personal account. An associate may also become a temporary insider of another company with which our company has a contractual relationship, to which it has made a loan, to which it provides advice or for which it performs other services.

Trading on inside information is not a basis for liability unless the information is material. This is information that a reasonable investor would consider important in making his or her investment decisions, or information that is likely to have a significant effect on the price of a company’s securities.

Information is non-public until it has been effectively communicated to the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information found in a report filed with the Securities and Exchange Commission or appearing in a national newspaper would be considered public. Each associate should be familiar with and abide by the company’s Insider Trading Policy. A copy of this policy is available from the Human Resources Department or on the Company’s intranet site.

B.	Equal Employment Opportunity

The company makes employment-related decisions without regard to a person’s race, color, religious creed, age, sex, sexual orientation, marital status, national origin, ancestry, present or past history of mental disorder, mental retardation, learning disability or physical disability, including, but not limited to, blindness and genetic predisposition, or any other factor unrelated to a person’s ability to perform the person’s job. “Employment decisions” generally mean decisions relating to hiring, recruiting, training, promotions and compensation, but the term may encompass other employment actions as well. The company encourages its associates to bring any problem, complaint or concern regarding any alleged employment discrimination to the attention of the Human Resources Department. Associates who have concerns regarding conduct they believe is discriminatory should also feel free to make any such reports to the Corporate Compliance Officer.

C.	Sexual Harassment Policy

The company is committed to maintaining a collegial work environment in which all individuals are treated with respect and dignity and which is free of sexual harassment. In keeping with this commitment, the company will not tolerate sexual harassment of associates by anyone, including any supervisor, co-worker, vendor, client or customer, whether in the workplace, at assignments outside the workplace, at company-sponsored social functions or elsewhere. Each associate should contact the Human Resources Department if he requires further information.

D.	Health, Safety & Environment Laws

Health, safety, and environmental responsibilities are fundamental to the company’s values. Associates are responsible for ensuring that the company complies with all provisions of the health, safety, and environmental laws of the United States and of other countries where the company does business. The penalties that can be imposed against the company and its associates for failure to comply with health, safety, and environmental laws can be substantial, and include imprisonment and fines.

VI.    REPORTING VIOLATIONS UNDER THE CODE: NON-RETALIATION POLICY

Any associate of the company having any information or knowledge regarding the existence of any violation or suspected violation of the Code may report the violation or suspected violation to the Corporate Compliance Officer. The Company will endeavor to keep reports confidential to the fullest extent practicable under the circumstances.

Any associate who reports a suspected violation under the Code by the company, or its agents acting on behalf of the company, to the Corporate Compliance Officer, may not be fired, demoted, reprimanded or otherwise harmed for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the associate, the associate’s supervisor or senior management of the company.
In addition, any associate who reports a suspected violation under the Code which the associate reasonably believes constitutes a violation of a federal statute by the company, or its agents acting on behalf of the company, to a federal regulatory or law enforcement agency, may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of the associate’s employment for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the associate, the associate’s supervisor or senior management of the company.

VII.    QUESTIONS UNDER THE CODE AND WAIVER PROCEDURES

Associates are encouraged to consult with the Corporate Compliance Officer about any uncertainty or questions they may have under the Code. If any situation should arise where a course of action would likely result in a violation of the Code but for which the associate thinks that a valid reason for the course of action exists, the associate should contact the Corporate Compliance Officer to obtain a waiver prior to the time the action is taken. No waivers will be granted after the fact for actions already taken. Except as noted below, the Corporate Compliance Officer will review all the facts surrounding the proposed course of action and will determine whether a waiver from any policy in the Code should be granted.

Waiver Procedures for Executive Officers and Directors. Waiver requests by an executive officer or member of the Board shall be referred by the Corporate Compliance Officer, with his or her recommendation, to the Board or a committee thereof for consideration. If either (i) a majority of the independent directors on the Board, or (ii) a committee comprised solely of independent directors agrees that the waiver should be granted, it will be granted. The company will disclose the nature and reasons for the waiver on its next Form 20-F to be filed with the Securities and Exchange Commission or otherwise as required by the Securities and Exchange Commission. If the Board denies the request for a waiver, the waiver will not be granted and the associate may not pursue the intended course of action.

It is the company’s policy only to grant waivers from the Code in limited and compelling circumstances.